Exhibit 23.2

Zurich, August 17, 2007

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of X-Rite, Incorporated for the registration of debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, and stock purchase units and to the incorporation by reference therein of our report dated March 17, 2006, with respect to the consolidated financial statements of Amazys Holding, AG as of December 31, 2005 and 2004.

Ernst & Young Ltd

/s/ Caspar Comtesse	/s/ Stefanie Walter
Caspar Comtesse	Stefanie Walter